EXHIBIT 10.1
CONFIDENTIAL TREATMENT REQUESTED under 17 C.F.R. § 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of June 9, 2015 (the “Effective Date”) by and between Omeros Corporation, a corporation organized under the laws of the State of Washington with a business address of 201 Elliott Avenue West, Seattle, WA 98119 (“Omeros”) and JCB Laboratories, LLC, a corporation organized under the laws of the State of Kansas with a business address of 7335 W 33rd Street North, Wichita, KS 67205, and Fagron Compounding Services, LLC, d/b/a Fagron Sterile Services, a corporation organized under the laws of the State of Kansas, with a business address of 8710 E 34th Street North, Wichita, KS, 67226 (JCB Laboratories, LLC and Fagron Compounding Services, LLC collectively referred to herein as “JCB”). Omeros and JCB are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, Omeros owns and controls certain intellectual property rights with respect to products including combinations of active pharmaceutical ingredients, including a combination drug product for use in orthopedic procedures referred to as OMS103;
WHEREAS, JCB is an FDA-registered human drug outsourcing facility as defined in Section 503B of the Act (as defined herein) that compounds sterile pharmaceutical products under applicable cGMP conditions; and
WHEREAS, JCB desires to obtain from Omeros a license under the Licensed Technology (as defined herein) to Compound (as defined herein) and Commercialize (as defined herein) Licensed Products (as defined herein) in the Territory (as defined herein), and Omeros is willing to grant such license, in each case in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1.    “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.
1.2.    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries is controlled by such Party, but only so long as such control exists. For purposes of this definition, “controlled by” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.3.    “Agreement” has the meaning set forth in the preamble hereto.

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1.4.    “Applicable Law” means applicable federal, state and local laws, rules and regulations, including any rules, regulations, guidances, guidelines or other requirements of the Regulatory Authorities in the Territory, that may be in effect from time to time, including cGMP.
1.5.    “Auditor” has the meaning set forth in Section 4.8.
1.6.    “Breaching Party” has the meaning set forth in Section 9.2.1.
1.7.    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in Seattle, Washington are permitted or required to be closed.
1.8.    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.9.    “cGMP” means current Good Manufacturing Practices as promulgated or enforced by a Regulatory Authority that are applicable to Compounding by registered outsourcing facilities under Section 503B of the Act, or analogous provisions of foreign laws.
1.10.     “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and sale of such Licensed Product, and the Compounding of Licensed Product for use in Commercialization activities, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.11.    “Compound” and “Compounding” means all activities related to the production, compounding on an individual named-patient basis, compounding on a large-scale registered outsourcing basis, compounding for veterinary usage, processing, filling, finishing, packaging, labeling, shipping and holding of any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial compounding, and analytic development, stability testing, quality assurance and quality control.
1.12.    “Confidential Information” has the meaning set forth in Section 6.1.
1.13.    “Control” means, with respect to any item of Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 or9.4.2), to grant a license, sublicense or other right to or under such Information, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.14.     “Dispute” has the meaning set forth in Section 10.4.
1.15.    “Dollars” or “$” means United States Dollars.
1.16.    “Effective Date” has the meaning set forth in the preamble hereto.

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1.17.    “Executive Officer” means, with respect to Omeros, its Chief Executive Officer and with respect to JCB, its President.
1.18.    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.19.    “Field” means, with respect to the OMS103 Product, all therapeutic, diagnostic and interventional usages, including, without limitation, use during arthroscopic, endoscopic and open surgical procedures, intra-articular injection and topical administration, whether in concentrated form or whether diluted in irrigation solution or other carrier; and with respect to any other Licensed Product, the field indicated for such product in Schedule 1.33 hereto.
1.20.    “First Commercial Sale” means, with respect to a Licensed Product, the first sale by JCB of such Licensed Product in the Territory for monetary value for use or consumption by the end user.
1.21.    “Gross Revenues” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by JCB to Third Parties during such period. Gross Revenues shall be calculated in accordance with United States generally accepted accounting principles.
1.22.    “Improvement” means, (i) any invention, discovery, development or modification with respect to any Licensed Product, including any enhancement in, or additions, deletions or substitutions of any of the active pharmaceutical ingredients or excipients thereof, as well as enhancements to the preparation, presentation, formulation, method of Compounding or otherwise manufacturing, means of delivery or dosage thereof, (ii) any discovery of any new or expanded indications for such Licensed Product for human or animal use, or (iii) any invention, discovery, development or modification that improves the stability, safety or efficacy of such Licensed Product, in each case ((i), (ii) and (iii)) whether or not patented or patentable and regardless of the Party(ies) that conceived, reduced to practice or developed such Improvement, provided, however, that a product including [†] shall not be considered an Improvement of a Licensed Product so long as it is not marketed for [†], which with respect to the OMS103 Product includes [†].
1.23.    “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and equivalent filings in other countries or regulatory jurisdictions, and (ii) all amendments that may be filed with respect to the foregoing.
1.24.    “Indemnified Party” has the meaning set forth in Section 8.3.
1.25.    “Information” means all technical, scientific and other similar know-how and information, including trade secrets, methods, processes, formulae, instructions, procedures, specifications, data and results of testing (including, as applicable, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, Compounding, manufacturing and quality control data and information), whether or not confidential, proprietary, patented or patentable.
1.26.    “Infringement” has the meaning set forth in Section 5.3.1.
1.27.    “JCB” has the meaning set forth in the preamble hereto.

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1.28.    “JCB Know-How” means all Information Controlled by JCB that is conceived, discovered, developed or otherwise made by JCB at any time during the Term in connection with this Agreement, the use of any Licensed Technology or the exercise of any license or other right granted hereunder, in each case, that is reasonably useful or necessary for the exploitation of any Licensed Product or any Improvement thereto; provided that JCB Know-How excludes all Improvements.
1.29.    “JCB Patents” means all of the Patents Controlled by JCB claiming or covering any Licensed Product or the exploitation thereof or any other Information conceived, discovered, developed or otherwise made by JCB after the Effective Date and at any time during the Term in connection with the use of any Licensed Technology or the exercise of any license or other right granted hereunder, in each case excluding all Improvements.
1.30.    “JCB Representatives” has the meaning set forth in Section 8.1.
1.31.    “Licensed Know-How” means all of the Information Controlled by Omeros that is listed on Schedule 1.31 hereto.
1.32.    “Licensed Patents” means (i) all of the Patents Controlled by Omeros that are listed on Schedule 1.32 hereto and all Patents Controlled by Omeros to the extent that they cover or claim Improvements; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications in clauses (i) and (ii); and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions of the foregoing patents or patent applications in clauses (i), (ii) and (iii).
1.33.    “Licensed Product” means (a) with respect to OMS103, the OMS103 Product, and (b) with respect to any additional product listed in Schedule 1.33 hereto, as amended by the Parties from time to time, (i) any pharmaceutical product, composition or kit for sale that is comprised of or contains [†], or (ii) any Improvement of such additional product; provided that, from and after the date on which any Licensed Product becomes a Terminated Product hereunder, for purposes of the licenses and other rights granted by Omeros to JCB in this Agreement, Licensed Products shall exclude such product(s).
1.34.    “Licensed Technology” means the Licensed Patents and Licensed Know-How.
1.35.    “Licensed Trademark” means, for each Licensed Product, the corresponding trademark(s) and associated applications for registrations and registrations listed on Schedule 1.35 hereto.
1.36.    “Losses” has the meaning set forth in Section 8.1.
1.37.    “Non-Breaching Party” has the meaning set forth in Section 9.2.1.
1.38.    “Notice Period” has the meaning set forth in Section 9.2.1.
1.39.    “Omeros” has the meaning set forth in the preamble hereto.
1.40.    “OMS103” means a fixed-dose combination drug product containing, as active pharmaceutical ingredients, amitriptyline HCl ([†] mg/mL), oxymetazoline HCl ([†] mg/mL), and

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ketoprofen ([†] mg/mL), in lyophilized or liquid solution form, as well as [†]. For clarity, the term OMS103 shall be understood to include formulations of such a fixed-dose combination drug product previously referred to by Omeros as OMS103, OMS103HP and OMS103HP-S.
1.41.    “OMS103 Product” means any pharmaceutical product that is comprised of or contains or includes as its active pharmaceutical ingredients the active pharmaceutical ingredients contained in OMS103 or any Improvement of OMS103, with or without any other active pharmaceutical ingredients, excipients or carrier, [†].
1.42.    “Party” and “Parties” have the meanings set forth in the preamble hereto.
1.43.    “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications in subclauses (i) and (ii); and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in subclauses (i), (ii) and (iii).
1.44.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.45.    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the exploitation of Licensed Products in the Territory, including the FDA in the United States.
1.46.    “Term” has the meaning set forth in Section 9.1.
1.47.    “Terminated Product” means each Licensed Product with respect to which this Agreement is terminated pursuant to Section 9.2.1, 9.2.4, or 10.1 or, if this Agreement is terminated in its entirety (whether by way of a single termination event or two or more termination events that together cover all Licensed Products), all Licensed Products.
1.48.    “Terminated Territory” means each country with respect to which this Agreement is terminated pursuant to Section 9.2.1, 9.2.4, or 10.1 or, if this Agreement is terminated in its entirety (whether by way of a single termination event or two or more termination events that together cover all countries in the Territory), the entire Territory.
1.49.     “Territory” means, with respect to a Licensed Product, the corresponding country or countries listed in Schedule 1.49 hereto, as amended by the Parties from time to time; provided that, from and after the date on which any country becomes a Terminated Territory hereunder, for purposes of the licenses and other rights granted by Omeros to JCB in this Agreement, the Territory shall exclude such country(ies).
1.50.    “Third Party” means any Person other than Omeros, its Affiliates, and JCB.

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1.51.    “Third Party Claims” has the meaning set forth in Section 8.1.
1.52.    “Third Party Infringement Claim” has the meaning set forth in Section 5.5.
1.53.     “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
ARTICLE 2
LICENSE GRANT
2.1.    Grants to JCB. Omeros hereby grants to JCB (i) an exclusive (including with regard to Omeros and its Affiliates), royalty-free license, without the right to grant sublicenses, under the Licensed Technology to Compound and Commercialize Licensed Products in their respective Fields and Territory, provided that all Compounding by JCB under this Agreement shall be performed in accordance with Section 3.4, and (ii) an exclusive (including with regard to Omeros and its Affiliates), royalty-free license, without the right to grant sublicenses, under the Licensed Trademarks and associated goodwill to Commercialize Licensed Products in their respective Fields and Territory. The licenses granted by Omeros to JCB are strictly limited to the licenses expressly granted in this Section 2.1.
ARTICLE 3
REGULATORY AND COMMERCIALIZATION ACTIVITIES
3.1.    Technology Transfer.
3.1.1.    In General. Promptly after the Effective Date, Omeros shall disclose and make available to JCB the Licensed Know-How in such form as Omeros shall reasonably determine.
3.1.2.    Related Cooperation. For a period of twelve (12) months after the Effective Date in the case of the OMS103 Product and upon the launch of any other Licensed Product added to this Agreement, or such longer time as Omeros may agree in its sole discretion, Omeros shall cooperate with JCB by using reasonable efforts to make appropriate personnel available, at no charge for time but with out-of-pocket costs reimbursable by JCB, to respond to questions that JCB may raise with respect to the Licensed Know-How. JCB acknowledges that such cooperation shall not require Omeros to conduct any research or development activities or generate any information in addition to that listed in Schedule 1.31. Each Party shall designate an employee to serve as the primary point of contact between the Parties in relation to any questions raised by JCB pursuant to this Section 3.1.2.
3.2.    Regulatory Matters.
3.2.1.    In General. The Parties acknowledge that Omeros has discontinued its clinical development program with respect to the Licensed Products in the Territory. After the Effective Date, Omeros shall have no responsibility to conduct any development activities with respect to any Licensed Product in the Territory for such Licensed Product. JCB shall have sole responsibility for communications with Regulatory Authorities in the Territory regarding the Compounding and Commercialization of Licensed Products in the Territory. Omeros shall have sole responsibility, at its sole discretion, for communications with Regulatory Authorities in the Territory regarding its prior development of the Licensed Products in the Territory.
3.2.2.    Withdrawal of IND. JCB shall give Omeros written notice of the anticipated date of First Commercial Sale of each Licensed Product at least thirty (30) days in advance

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thereof; provided, however, that if after delivery of such notice, the anticipated date of such First Commercial Sale changes, JCB shall promptly so notify Omeros. No later than five (5) business days prior to the anticipated date of First Commercial Sale, Omeros shall have notified FDA that the IND, if any, for such Licensed Product has been withdrawn, and shall promptly notify JCB in writing of such withdrawal. JCB shall not offer any Licensed Product for sale or sell any Licensed Product until Omeros has notified JCB in writing that Omeros has withdrawn the corresponding IND.
3.2.3.    Recalls, Suspensions or Withdrawals. JCB shall be solely responsible for any recall, market suspension or market withdrawal of a Licensed Product in the Territory, including the execution thereof, and for all costs and expenses associated with, or incurred by either Party in connection with, any such recall, market suspension or market withdrawal.
3.3.    Commercialization.
3.3.1.    In General. After the Effective Date, JCB shall be solely responsible for all aspects of the Compounding and Commercialization of the Licensed Products in the Territory, at JCB’s sole cost and expense. Such Commercialization activities shall include sales and marketing activities in accordance with Applicable Law, invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Territory. JCB shall Compound only such quantity of Licensed Products as it intends to Commercialize itself in the Territory, and may not sell any Licensed Products to any Third Party for resale in the Territory or outside the Territory.
3.3.2.    Diligence. JCB shall use diligent, good faith efforts to Commercialize each Licensed Product in the Territory for such Licensed Product. Without limitation of the foregoing, JCB shall (i) launch the OMS103 Product in the Territory by [†], 2015; (ii) initiate validated production of OMS103 on JCB’s automated filling line by [†]; (iii) incur sales and marketing expenditures of at least [†] annually in the Territory in connection with the Commercialization of the OMS103 Product; and (iv) generate Gross Revenues from each Licensed Product of at least [†] during the [†] following First Commercial Sale of such Licensed Product, and of at least [†] for each subsequent [†] period thereafter. Launch and validated production milestones corresponding to clauses (i) and (ii) in the preceding sentence, and minimum annual sales and marketing expenditures corresponding to clause (iii) in the preceding sentence, shall be mutually agreed in Schedule 1.33 for each Licensed Product added to this Agreement.
3.3.3.    Omeros Support. Omeros agrees to provide JCB with introductions to key opinion leaders in the field of orthopedic surgery and with associated physician contact information. Further, Omeros shall provide JCB with assistance in understanding the therapeutic field and administration methods relating to the Licensed Products.
3.3.4.    Reports. Within thirty (30) days after the start of each calendar year during the Term following the Effective Date, JCB shall provide to Omeros a detailed annual written report of the activities it has performed since the preceding report with respect to the Compounding and Commercialization of each Licensed Product, and the future activities it expects to initiate during the next year. Each such report shall contain sufficient detail to enable Omeros to assess JCB’s compliance with its obligations hereunder, including under Section 3.3.2.
3.3.5.    Commercialization Records. Without limitation of Section 4.6, JCB shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and

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which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by JCB for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Omeros shall have the right, during normal business hours and upon reasonable notice, to inspect and, with respect to relevant portions, copy all such books and records maintained pursuant to this Section 3.3.3; provided that Omeros shall keep such information confidential in accordance with Article 6.
3.4.    Compliance with Applicable Law. JCB shall comply with all Applicable Law with respect to the Compounding and Commercialization of Licensed Products in the Territory, including Applicable Law relating to cGMP, interactions with healthcare professionals and providers, and the marketing and promotion of pharmaceutical products. JCB shall conduct all Compounding and Commercialization of Licensed Products within the United States portion of the Territory in compliance with Section 503B of the Act, including, without limitation, applicable requirements related to adverse event reporting, labeling, reporting to FDA, payment of registration fees, cooperation with required facility inspections, and prohibitions on wholesaling, and shall not Compound Licensed Products within the United States portion of the Territory under Section 503A of the Act unless authorized in writing by Omeros, at Omeros’ sole discretion.
3.5.    Subcontracting. JCB may not sublicense its right to Compound or Commercialize Licensed Products without the prior written consent of Omeros, at Omeros’ sole discretion, or subcontract the performance of any of its activities relating to the Licensed Products without the prior written consent of Omeros, such consent not to be unreasonably withheld.
3.6.    Non-Competition. JCB agrees that, during the Term and for a period of [†] thereafter, it will not Compound, manufacture, or Commercialize any product, composition or kit containing or including any combination of two or more of the active pharmaceutical ingredients contained in OMS103 or other Licensed Product, provided, however, that if JCB proposes to compound a product [†], it shall so notify Omeros in writing and, if Omeros determines in its sole discretion to permit JCB to Compound, manufacture, or Commercialize such proposed combination on the basis that Omeros reasonably believes [†], it shall notify JCB of its consent and such activities shall not be prohibited. JCB further agrees that if during the Term JCB Compounds, manufactures, or Commercializes any product not prohibited under the terms of this Section 3.6 and Omeros has credible evidence that such product has [†], Omeros may in its sole discretion elect either to terminate this Agreement or to convert the license grant in Section 2.1 to a non-exclusive license, upon thirty (30) days’ prior written notice to JCB.
ARTICLE 4
PAYMENTS AND RECORDS
4.1.    Revenue Split. In partial consideration of the rights granted by Omeros to JCB hereunder, commencing upon the First Commercial Sale of a Licensed Product in the Territory, JCB shall pay Omeros, on a Licensed Product-by-Licensed Product basis, the following:
(i)    [†] of the first [†] of Gross Revenues;
(ii)    [†] of aggregate Gross Revenues greater than [†] and less than or equal to [†]; and
(iii)    [†] of aggregate Gross Revenues greater than [†];

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provided, however, that JCB shall pay Omeros, pursuant to this Section 4.1, not less than (x) [†] per unit of the OMS103 Product sold by JCB with a unit size not to exceed [†], and (y) not less than an additional [†] per each additional partial or complete increment of [†] for any unit size greater than [†]. JCB shall pay to Omeros the amounts due pursuant to this Section 4.1 for a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter until such time as such quarterly payments exceed [†], after which payments shall be made monthly. Each month during the Term JCB shall provide to Omeros, and each monthly or quarterly payment shall be accompanied by, a statement of (i) the amount of Gross Revenues for each Licensed Product in the Territory during the applicable month or Calendar Quarter, (ii) the number of units of each Licensed Product sold in the Territory during the applicable month or Calendar Quarter, and (iii) the manner of calculation of the amount payable to Omeros for such month or Calendar Quarter.
4.2.    Commercial Milestones. In partial consideration of the rights granted by Omeros to JCB hereunder, JCB shall pay to Omeros, on a Licensed Product-by-Licensed Product basis, milestone payments, as follows:
(i)    in the event that the aggregate Gross Revenues with respect to a Licensed Product in the Territory reach [†], JCB shall pay Omeros [†];
(ii)    in the event that the aggregate Gross Revenues with respect to a Licensed Product in the Territory reach [†], JCB shall pay Omeros an additional [†]; and
(iii)    in the event that the aggregate Gross Revenues with respect to a Licensed Product in the Territory reach [†], JCB shall pay Omeros an additional [†].
JCB shall notify Omeros promptly of the achievement of each of the events identified as a milestone in this Section 4.2. In the event that more than one of the foregoing thresholds set forth in clauses (i) through (iii) of this Section 4.2 is exceeded, JCB shall pay to Omeros a separate milestone payment with respect to each such threshold that is exceeded. Each such milestone payment shall be due within thirty (30) days of the date of achievement of such milestone. Each milestone payment in this Section 4.2 shall be payable a single time upon the first achievement of such milestone with respect to each Licensed Product, and shall be payable an additional time for the first achievements of such milestone with respect to each additional Licensed Product.
4.3.    Mode of Payment. All payments to Omeros under this Agreement shall be made by deposit or wire transfer (at Omeros’ option) of Dollars in the requisite amount to such bank account as Omeros may from time to time designate by notice to JCB. For the purpose of calculating any sums due under this Agreement (including the calculation of Gross Revenues expressed in currencies other than Dollars), JCB shall convert any amount expressed in a foreign currency into Dollar equivalents using the closing rate for the last business day of the applicable month or Calendar Quarter as reported in the Wall Street Journal, Eastern Edition.
4.4.    Taxes. All payments made by JCB to Omeros pursuant to this Agreement shall be made free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. If JCB withholds any amount, it shall pay to Omeros the balance when due, make timely payment to the proper taxing authority of the withheld amount and promptly send Omeros proof of such payment.
4.5.    Interest on Late Payments. If any payment due to Omeros under this Agreement is not paid when due, then JCB shall pay interest thereon (before and after any judgment) at a

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rate of twelve percent (12%) per annum (but with interest accruing on a daily basis), such interest to run from the date such payment became due until payment thereof in full together with such interest.
4.6.    Financial Records. JCB shall keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Gross Revenues of each Licensed Product, in sufficient detail to calculate and verify all amounts payable hereunder. JCB shall retain such books and records until the expiration of the applicable tax statute of limitations or for such longer period as may be required by Applicable Law.
4.7.    Audit. At the request of Omeros, JCB shall permit Omeros or an independent auditor designated by Omeros, at reasonable times and upon ten (10) Business Days’ notice to JCB, to audit the books and records maintained pursuant to Section 4.6 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by Omeros, unless the audit reveals a variance of more than [†] from the reported amounts, in which case JCB shall bear the cost of the audit. Unless disputed pursuant to Section 4.8, if such audit concludes that (i) additional amounts were owed by JCB, then JCB shall pay the additional amounts, with interest from the date originally due as provided in Section 4.5, or (ii) excess payments were made by JCB, then Omeros shall refund such excess payments, in either case ((i) or (ii)), within thirty (30) days after the date on which such audit is completed by Omeros.
4.8.    Audit Dispute. In the event of a dispute with respect to any audit pursuant to Section 4.7, Omeros and JCB shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs and fees of such Auditor as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision, JCB shall pay the additional amounts, with interest from the date originally due or Omeros shall refund the excess payments, as applicable.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1.    Ownership of Intellectual Property.
5.1.1.    Ownership of Technology. Subject to the licenses and other rights granted herein, as between the Parties, Omeros shall own and retain all right, title and interest in and to the Licensed Technology and shall own all right, title and interest in and to the Improvements, and for purposes of clarity Omeros acknowledges that the Improvements shall be included in the Licensed Technology to which JCB is granted a license under Section 2.1, and JCB shall own and retain all right, title and interest in and to the JCB Know-How and the JCB Patents.
5.1.2.    Ownership and Use of Licensed Trademarks. Subject to the licenses and other rights granted herein, as between the Parties, Omeros shall own all right, title and interest in and to the Licensed Trademarks (based on trademark, copyright or otherwise). JCB shall use the Licensed Trademarks in connection with its Commercialization of the Licensed Products, and all goodwill associated with such use of the Licensed Trademarks shall accrue to the benefit of Omeros as owner of such Licensed Trademarks. JCB shall not use in its business any trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Licensed Trademarks, or take

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any action that endangers or destroys the value of the goodwill pertaining to the Licensed Trademarks. JCB shall bear all costs and expenses incurred in conducting any additional design work required in connection with any of the Licensed Trademarks.
5.1.3.    Assignment. In order to ensure that Omeros receives the full benefit of the rights and licenses granted in Section 9.4, JCB shall cause all Persons who perform activities on behalf of JCB under or in connection with this Agreement to be under an obligation to assign to JCB their rights in any Information, Improvements or other inventions they conceive, discover or otherwise make. Further, JCB hereby assigns to Omeros, without additional consideration, all of its right, title and interest in and to any Improvements that JCB may conceive, discover or otherwise make during the Term in connection with its activities hereunder. JCB shall disclose to Omeros in writing any and all such Improvements promptly (but in no event more than one month), following the conception, discovery, or making thereof by JCB.
5.2.    Maintenance and Prosecution of Patents. Omeros shall have the sole right, but not the obligation, directly or through an Affiliate or Third Party designee, to prepare, file, prosecute and maintain the Licensed Patents worldwide, including with respect to any related interference, re-issuance, re-examination and opposition proceedings, which activities shall be at Omeros’ cost and expense and using counsel of its own choice. JCB shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the JCB Patents worldwide, including with respect to any related interference, re-issuance, re-examination and opposition proceedings, at its sole cost and expense and using counsel of its own choice. The Party prosecuting any Licensed Patent or JCB Patent, as applicable, pursuant to this Section 5.2 shall periodically inform the non-prosecuting Party of all material steps with regard to the preparation, filing, prosecution and maintenance of such Patent in the Territory. The non-prosecuting Party shall reasonably cooperate with the prosecuting Party in the preparation, filing, prosecution and maintenance of the applicable Patent(s) in accordance with this Section 5.2; provided that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable out-of-pocket costs and expenses incurred in providing such cooperation.
5.2.1.    Patent Term Extension and Supplementary Protection Certificates. As between the Parties, the Party that owns any Patent being prosecuted pursuant to this Section 5.2 shall have the sole right to make decisions regarding, and shall have the right to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates.
5.3.    Enforcement of Patents and Trademarks.
5.3.1.    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the [†] in the Territory pertaining to the Compounding, manufacture or Commercialization of a [†], of which such Party becomes aware (an “Infringement”).
5.3.2.    Enforcement of [†]. As between the Parties, [†] shall have the first right, but not the obligation, directly or through an Affiliate or Third Party designee, to prosecute any Infringement, at [†] cost and expense and using counsel of [†] choice. [†] may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at [†] cost and expense; provided that [†] shall retain control of the defense, suit or proceeding. If [†] or its designee does not take commercially reasonable steps to prosecute an Infringement within [†] following the first notice provided with respect to such Infringement, then (x) [†] shall so notify [†] , and (y) [†] shall have the right to prosecute such Infringement at [†] cost and expense using counsel of [†] choice. [†] may participate in

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any such claim, suit or proceeding with counsel of its choice at [†] cost and expense; provided that [†] shall retain control of the defense, suit or proceeding. With respect to any action for infringement brought by a Party pursuant to this Section 5.3.2, the other Party shall reasonably cooperate in the prosecution of such infringement action.
5.3.3.    Enforcement of [†]. As between the Parties, during the Term, [†] shall have the [†] right, but not the obligation, to prosecute infringement with respect to the [†], including as a defense or counterclaim in connection with any [†], at [†] cost and expense, using counsel of its own choice.
5.3.4.    Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of any claim, suit or proceeding described in this Section 5.3 (whether by way of settlement or otherwise) shall be [†] (i) in an action under Section 5.3.2, (a) by [†] if it is the controlling Party and [†] does not participate as provided for in Section 5.3.2 or (b) [†], if [†] is the controlling Party or if [†] is the controlling party and [†] participates as provided for in Section 5.3.2, and (ii) in an action under Section 5.3.3, by [†] .
5.4.    Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the [†] by a Third Party of which such Party becomes aware. As between the Parties, [†] shall have the sole right, but not the obligation, to control and defend any claim, suit or proceeding with respect to the validity and enforceability of the [†] at [†] cost and expense, using counsel of [†] own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3. [†] may participate in any such claim, suit or proceeding in the Territory with respect to any [†] using counsel of its choice at [†] cost and expense; provided that [†] shall retain control of the defense in such action or proceeding. If [†] or its designee elects not to defend or control the defense of the [†] in an action or proceeding brought in the Territory, in each case, with respect to any [†], then [†] may conduct and control the defense of any such claim, suit or proceeding at [†] cost and expense. [†] may participate in any such claim, suit or proceeding in the Territory with respect to any [†] using counsel of its choice at [†] cost and expense; provided that [†] shall retain control of the defense in such action or proceeding. With respect to any claim, suit or proceeding governed by this Section 5.4, the non-controlling Party shall reasonably cooperate with the controlling Party with respect to such claim, suit or proceeding, and the controlling Party shall reimburse the non-controlling Party for its reasonable out-of-pocket costs incurred in connection therewith.
5.5.    Infringement Claims by Third Parties. If the [†] pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement of its Patent or trademark rights by [†] (a “Third Party Infringement Claim”), including in connection with a defense or counterclaim to an Infringement action initiated pursuant to Section 5.3, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, [†] shall have the first right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim, at [†] cost and expense, using counsel of [†] choice; provided that [†] may participate in the defense using counsel of its choice at [†] cost and expense. If [†] or its designee elects (in a written communication submitted to [†] within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such action or proceeding, [†] may conduct and control the defense of any such action or proceeding at [†] cost and expense; provided that [†] may participate in the defense using counsel of its choice at [†] cost and expense. The non-controlling Party shall assist and cooperate with the controlling Party in connection with its activities set forth in this S

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ection 5.5, and the controlling Party shall reimburse the non-controlling Party for its reasonable out-of-pocket costs incurred in connection therewith. Any recoveries awarded to a Party in connection with any Third Party Infringement Claim defended under this Section 5.5 shall be applied first to reimburse such Party for its reasonable out-of-pocket costs of defending such claim, suit or proceedings, with the balance of any such recoveries being retained or provided to such Party and, in the case of [†] as the recovering party, included in [†].
5.6.     Markings. JCB shall mark each Licensed Product offered for sale, sold or otherwise disposed of under the license granted in the Agreement with the word “Patent” or “Patents” and the number or numbers of the applicable issued Licensed Patent(s) listed in Schedule 1.32 or alternate list of issued patents that Omeros may provide to JCB in writing from time to time during the Term.
ARTICLE 6
CONFIDENTIALITY AND NON-DISCLOSURE
6.1.    Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” of a Party means any technical, business or other information provided by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 6.4), information relating to any Licensed Product or its exploitation, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party; provided that information related to the Improvements shall be deemed the Confidential Information of Omeros and information related to the JCB Know-How shall be deemed the Confidential Information of both Parties. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 6.1 with respect to any Confidential Information shall not include any information that the receiving party establishes: (i) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party; (ii) can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; (iii) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; (iv) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or (v) can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
6.2.    Permitted Disclosures. Each Party (the “receiving Party”) may disclose Confidential Information of the other Party (the “disclosing Party”) to the extent that such disclosure is:
6.2.1.    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the

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disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
6.2.2.    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any submission of regulatory documentation or any filing; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information if and to the extent practicable and consistent with Applicable Law;
6.2.3.    made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided that reasonable measures shall be taken to assure confidential treatment of such information, if and to the extent such protection is available;
6.2.4.    made by or on behalf of the receiving Party to (i) such Party’s or its Affiliate’s officers, directors or employees (provided that such Persons are bound by obligations of confidentiality to such Party) or (ii) Third Party agents, consultants or contractors engaged by or on behalf of such Party or any of its Affiliates (provided that any such Person has first agreed in writing to confidentiality restrictions and obligations at least as protective as provided for in this Article 6), in each case for any purpose reasonably necessary or useful to exercise any rights granted to or, in the case of Omeros, retained by, such Party or to perform any of such Party’s obligations under this Agreement; or
6.2.5.    made by or on behalf of the receiving Party or any of its Affiliates to potential or actual acquirers or (sub)licensees as may be necessary in connection with their evaluation of such potential or actual acquisition or (sub)license transaction; provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 6.
6.3.    Use of Name. Except as expressly provided herein, neither Party shall use the name or trademarks of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity relating to this Agreement or the subject matter hereof without the prior written approval of such other Party. For purposes of clarity, JCB shall not print Omeros’ name on the Licensed Products or otherwise publicly use Omeros’ name in connection with the Commercialization of the Licensed Products except as Omeros may authorize in writing.
6.4.    Public Announcements. The parties shall cooperate on a joint press release announcing the execution of this Agreement, subject to the following sentence. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its terms without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). Neither Party shall be required to seek the permission of the other Party to disclose any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 6.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

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6.5.    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing the return of its Confidential Information to which the non-requesting Party does not retain rights under the surviving provisions of this Agreement, and the non-requesting Party shall, at its election, either (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard procedures, but not for any other purpose. All Confidential Information shall be subject to the terms of this Agreement for the period set forth in Section 6.1.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1.    Mutual Representations and Warranties. Omeros and JCB each represents and warrants to the other, as of the Effective Date, that:
7.1.1.    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
7.1.2.    The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, or award of any court or governmental agency presently in effect applicable to such Party; and
7.1.3.    This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).
7.2.    Additional Representations and Warranties of Omeros. Omeros represents and warrants to JCB, as of the Effective Date, that (i) Omeros owns or Controls the Licensed Technology and has the right to grant the licenses and rights granted to JCB in this Agreement, (ii) the Licensed Product, as it exists as of the Effective Date for OMS103 or as of the date of addition to Schedule 1.33 for other Licensed Products, and Omeros’ performance under this Agreement, in each case to the best of Omeros’ knowledge as of the Effective Date for OMS103 or as of the date of addition to Schedule 1.33 for other Licensed Products, do not and will not infringe, violate, or interfere with the intellectual property or other right of any third party, excluding any intellectual property or other rights of a third party that are applicable to Compounding and not specific to a Licensed Product.

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7.3.    Additional Representations, Warranties and Covenants of JCB. JCB represents and warrants to Omeros, as of the Effective Date, and covenants, that:
7.3.1.    JCB has not been debarred and is not subject to debarment by any Regulatory Authority and it will not use in any capacity, in connection with the activities to be performed under or in connection with any Licensed Product or this Agreement, any Person who has been debarred or is subject to debarment proceedings by any Regulatory Authority. JCB shall inform Omeros in writing promptly if it or any such Person who is performing activities under or in connection with any Licensed Product or this Agreement is debarred or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to debarment of it or any such Person.
7.3.2.    JCB is qualified under Applicable Law, and has obtained such licenses, consents, authorizations and registrations and has made such notifications as may be required by Applicable Law for it, to engage in Compounding under Section 503B of the Act and Commercialization of the Licensed Products.
7.4.    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OR SCOPE OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
7.5.    ADDITIONAL DISCLAIMERS AND WAIVER. JCB AGREES THAT: (i) THE LICENSED TECHNOLOGY IS LICENSED “AS IS,” AND, EXCEPT IN THE CASE OF A MATERIAL BREACH OF SECTION 7.2, JCB EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST OMEROS FOR BREACH OF WARRANTY OF ANY KIND RELATING TO THE LICENSED TECHNOLOGY; (ii) OMEROS WILL HAVE NO LIABILITY TO JCB FOR ANY ACT OR OMISSION IN OR RELATING TO THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE OR OTHER HANDLING OF THE LICENSED PATENTS AND JCB EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST OMEROS WITH RESPECT THERETO; (iii) JCB IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PRODUCTS AND THE LICENSED TECHNOLOGY HAVE APPLICABILITY OR UTILITY OR ARE APPROPRIATE FOR ANY DESIRED OR INTENDED USE IN THE FIELD AND JCB ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION; AND (iv) OMEROS NEITHER MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND THAT ANY LICENSED PRODUCT CAN OR WILL BE SUCCESSFULLY COMMERCIALIZED, OR AS TO THE PERFORMANCE, QUALITY OR OTHER EFFECTS OF ANY LICENSED PRODUCT.

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ARTICLE 8
INDEMNITY
8.1.    Indemnification of Omeros. JCB shall indemnify Omeros, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by JCB of any representation, warranty or covenant of JCB in this Agreement; (ii)  the Commercialization or other exploitation by JCB or its permitted subcontractors or its or their respective directors, officers, employees or agents (collectively, the “JCB Representatives”), or use by its or their customers, of any Licensed Product, including (a) in relation to any death, personal bodily injury or damage to real or personal property alleged or proven to result directly or indirectly from any possession, use or consumption of, or treatment with, any Licensed Product, (b) any actual or alleged infringement or unauthorized use or misappropriation of any Patent or other intellectual property right of a Third Party with respect to such exploitation or Commercialization of the Licensed Product in a manner not contemplated or not authorized by this Agreement, (c) any actual or alleged infringement or unauthorized use or misappropriation of any Patent or other intellectual property right of a Third Party that is applicable to Compounding and not specific to a Licensed Product, (d) any actual or alleged infringement or unauthorized use or misappropriation of any intellectual property right of a Third Party arising from advertising, promotion or marketing of a Licensed Product, except as may arise from use of the Licensed Trademark as contemplated or authorized by this Agreement, or (e) the Commercialization or Exploitation of an Improvement of a Licensed Product by JCB; or (iii) any violation of Applicable Law by JCB or any of the JCB Representatives except, in each case ((i) through (iii)), for those Losses for which Omeros has an obligation to indemnify JCB pursuant to Section 8.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability pursuant to this Article 8.
8.2.    Indemnification of JCB. Omeros shall indemnify JCB and its directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of the breach by Omeros of any representation, warranty or covenant of Omeros in this Agreement, including any breach of Omeros’ intellectual property representations and warranties of Section 7.2(ii), except for those Losses for which JCB has an obligation to indemnify Omeros pursuant to Section 8.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses pursuant to this Article 8.
8.3.    Indemnification Procedures. All indemnification claims in respect of a Party, its Affiliates or, in the case of Omeros, its or their (sub)licensees or their respective directors, officers, employees and agents, shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 8. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose. All costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party. The Indemnifying Party may not settle any Third Party Claim, and the Indemnified Party shall not be

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responsible for or be bound by any settlement of a Third Party Claim that imposes an obligation on it, without the prior written consent of the Indemnified Party (not to be unreasonably withheld).
8.4.    Special, Indirect and Other Losses.
8.4.1.    EXCEPT (i) [†] (ii) [†], NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, WHETHER SUCH LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
8.4.2.    WITHOUT LIMITATION OF SECTION 8.4.1, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY (AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) UNDER THIS AGREEMENT (OTHER THAN PURSUANT TO SECTION 8.1 OR 8.2), WHETHER IN CONTRACT, TORT, PRODUCT LIABILITY, STRICT LIABILITY OR OTHERWISE, EXCEED THE AMOUNTS PAID TO OMEROS BY JCB UNDER THIS AGREEMENT IN CONNECTION WITH THE RELEVANT LICENSED PRODUCT DURING THE [†] PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. THE FOREGOING LIMIT DOES NOT APPLY TO A BREACH BY EITHER PARTY OF SECTION 6.1.
8.5.    Insurance. JCB shall have and maintain during the Term, and for a period of two years thereafter, at least the following types and amounts of insurance covering its Compounding and Commercialization of the Licensed Products: (i) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than [†], (ii) products liability/completed operations coverage with a minimum indemnity limit of [†] per occurrence, and (iii) an all-risks insurance policy covering its facilities with a minimum indemnity limit of [†] per occurrence. Such policies shall (a) be provided by insurance carrier(s) reasonably acceptable to Omeros, (b) be written on an occurrence (and not a claims made) basis, and (c) show Omeros as additional insured and loss payee, as its interests may appear, and provide that Omeros will be given [†] advance written notice of the termination thereof. Such policies shall not be canceled or subject to a reduction of coverage without the prior written authorization of Omeros. Should JCB at any time or for any reason fail to obtain the insurance required herein, or should such insurance be canceled or the limits reduced, Omeros shall have the right to terminate this Agreement pursuant to Section 9.2.1 or procure the same and the cost and expense thereof shall be reimbursed by JCB. Upon request by Omeros, JCB shall provide to Omeros evidence of its insurance coverage. For the avoidance of doubt, the foregoing coverage requirements are not intended and shall not be construed to provide any limitation on JCB’s liability under this Agreement.

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ARTICLE 9
TERM AND TERMINATION
9.1.    Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect with respect to each Licensed Product until the later of (a) the expiration of the last-to-expire of the Licensed Patents for such Licensed Product or (b) the entry into the market of a product sold by a third party that [†] and directly competes with such Licensed Product, and shall terminate in its entirety when terminated with respect to all Licensed Products (such period, the “Term”).
9.2.    Termination.
9.2.1.    Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach of its obligations under this Agreement, the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing thirty (30) days’ (the “Notice Period”) prior written notice to the Breaching Party; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in such notice during the Notice Period. Without limitation to the foregoing, with respect to any uncured material breach by JCB in the performance of any of its obligations with respect to a Licensed Product(s) or a particular country(ies) in the Territory, at Omeros’ election, Omeros shall have the right, in lieu of terminating this Agreement in its entirety, to terminate this Agreement with respect to the applicable country(ies) or the applicable Licensed Product(s).
9.2.2.    Failure to Fulfill Diligence Obligations. In the event that JCB fails to fulfill any of its obligations pursuant to any of clause (i) through (iv) of Section 3.3.2, in each case by the required completion date set forth therein, Omeros shall have the right, at its sole discretion, either to terminate this Agreement or to convert the license grant in Section 2.1 to a non-exclusive license, upon thirty (30) days’ prior written notice to JCB.
9.2.3.    Termination for Patent Challenge. In the event that JCB institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by JCB’s activities absent the licenses granted hereunder in a country in the Territory, Omeros shall have the right to immediately terminate this Agreement in its entirety upon written notice to JCB.
9.2.4.    Termination for Regulatory Action. In the event that (i) a Regulatory Authority in a country in the Territory prohibits JCB from Compounding or Commercializing, or mandates a recall with respect to, any Licensed Product in such country, or (ii) [†], then in each case ((i) and (ii)) Omeros may terminate this Agreement in its entirety, with respect to such Licensed Product, or with respect to such country, immediately upon written notice to JCB.
9.2.5.    Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or

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extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) has a petition under any bankruptcy or insolvency act filed against that is not discharged within sixty (60) days of the filing thereof or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
9.3.    Rights in Bankruptcy. All licenses granted under or pursuant to this Agreement by JCB or Omeros are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country.
9.4.    Consequences of Expiration or Termination. In the event of expiration or termination of this Agreement in its entirety or with respect to one or more countries in the Territory or with respect to one or more Licensed Products, for any reason:
9.4.1.    All rights and licenses granted by Omeros to JCB hereunder shall immediately terminate with respect to the Terminated Territory or Terminated Product;
9.4.2.    JCB shall and hereby does, effective as of the effective date of expiration or termination, grant Omeros a perpetual, irrevocable, royalty-free, non-exclusive license, with the right to grant multiple tiers of sublicenses, under the JCB Patents and JCB Know-How then owned or Controlled by JCB, to exploit the Licensed Products in the Terminated Territory, or to exploit the Terminated Product in the Territory, as the case may be.
9.5.    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
9.6.    Accrued Rights; Surviving Obligations. Expiration or termination of this Agreement (either in its entirety or with respect to one or more countries in the Territory or with respect to one or more Licensed Products) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 3.2.1, 3.3.5, 3.6, 4.1 – 4.5 (as to any payment obligations that accrue during the Term), 4.6, 4.7, 4.8, 5.1, 9.4 and this Section 9.6 and Articles 6, 8 and 10 of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to Terminated Territory or Terminated Products but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory or Terminated Products to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for any of Omeros and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Territory or with respect to the Terminated Products, and all provisions not surviving in accordance with the foregoing shall terminate with respect to the Terminated Territory or Terminated Products and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory and all Licensed Products other than the Terminated Products).

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ARTICLE 10
MISCELLANEOUS
10.1.    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, acts of God (except to the extent any such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, in the event that JCB is the non-performing Party and the suspension of performance continues for one hundred eighty (180) days after the date of the occurrence, Omeros shall have the right to terminate this Agreement upon written notice to JCB, in its sole discretion, solely with respect to the country in the Territory or the Licensed Product affected by such non-performance or in its entirety.
10.2.    Assignment. JCB may not assign its rights or, except as expressly permitted hereunder, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part, without the prior written consent of Omeros; provided that such consent shall not be required (provided that JCB notifies Omeros of any such assignment within [†]) for any assignment of this Agreement by JCB in connection with (i) a change in the Persons that beneficially own, directly or indirectly, the shares of capital stock of JCB then outstanding and normally entitled to vote in the election of the directors of JCB representing fifty percent (50%) or more of the total voting power of all outstanding classes of such capital stock of JCB, unless the Persons that gain such controlling interest of JCB are engaged in a business that competes, directly or indirectly, with any business of Omeros, or (ii) a sale or transfer to a Third Party, in one or more related transactions, of the assets representing all or substantially all of JCB’s assets to which this Agreement relates, unless such Third Party is engaged in a business that competes, directly or indirectly, with any business of Omeros. Omeros shall have the right to assign this Agreement or delegate any of its rights or obligations under this Agreement to any Affiliate or Third Party and shall notify JCB of any such assignment to a Third Party within [†] of such assignment. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 10.2 shall be void and of no effect.
10.3.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable

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provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render a provision illegal, invalid or unenforceable.
10.4.    Dispute Resolution. Except as provided in Sections 4.8 and 10.8, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [†]. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve any such Dispute within such [†] period, then each Party shall, except as provided in Sections 4.8 and 10.8, be entitled to seek relief for such Dispute through binding arbitration in Seattle, Washington in accordance with the then-current Commercial Rules of the American Arbitration Association.
10.5.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
10.6.    Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.6. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 10.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. The parties agree that any notice delivered to Omeros by one of JCB Laboratories, LLC or Fagron Compounding Services, LLC shall be deemed adequate notice by JCB, and any notice from Omeros delivered to one of JCB Laboratories, LLC or Fagron Compounding Services, LLC shall be adequate for notice to JCB. Each Party’s address for notice purposes is as follows:

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If to JCB, to:
JCB Laboratories, LLC
7335 W 33rd Street North,
Wichita, KS 67205
Attention: Brian Williamson
Facsimile: 316.773.0406
Fagron Compounding Services, LLC
8710 E 34th Street North,
Wichita, KS 67226
Attention: Brian Williamson
Facsimile: 316.773.0406
If to Omeros, to:
Omeros Corporation
201 Elliott Avenue West
Seattle, WA 98119
Attention: Chief Executive Officer, with a copy to General Counsel
Facsimile: 206.676.5005
10.7.    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, are superseded hereby. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control. This Agreement expressly supersedes the Mutual Confidential Disclosure Agreement between the Parties dated as of September 19, 2014, and all Confidential Information exchanged between the Parties under such Mutual Confidential Disclosure Agreement shall be deemed to have been disclosed under and shall be governed by the terms of this Agreement.
10.8.    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 6 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Article, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 10.8 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
10.9.    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such

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waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
10.10.    No Benefit to Third Parties. Except as provided in Article 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
10.11.    Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
10.12.    Relationship of the Parties. It is expressly agreed that Omeros, on the one hand and JCB, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Omeros, on the one hand, nor JCB, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so.
10.13.    References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, and (ii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, as so amended and in effect at the relevant time of reference thereto.
10.14.    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
10.15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall bind each Party hereto as if they were original signatures.

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

OMEROS CORPORATION	JCB LABORATORIES, LLC
By: /s/ Gregory A. Demopulos, MD Name: Gregory A. Demopulos, MD Title: Chief Executive Officer	By: /s/ Brian Williamson Name: Brian Williamson Title: President
FAGRON COMPOUNDING SERVICES, LLC
By: /s/ Brian Williamson Name: Brian Williamson Title: President

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Schedule 1.31
Licensed Know-How

A. For OMS103 Product:
1. [†].
2. [†].
3. [†].
4. [†].
5. [†].

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Schedule 1.32

Licensed Patents

A. For OMS103 Product:
1. US Patent 7,973,068 B2
2. US Patent 8,450,309 B2
3. US Patent Application Publication No. 2013/0324475 A1
4. US Patent Application Publication No. 2009/0253795 A1
5. US Patent Application Publication No. 2013/0035362 A1

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Schedule 1.33
Licensed Products (other than the OMS103 Product)

Additional Licensed Product:
Date of launch in the Territory:
Date of initiation of validated production on JCB’s automated filling line:
Minimum annual sales and marketing expenditures:

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Schedule 1.35
Licensed Trademarks

A.
For OMS103 Product: the trademark ARTHROSOL as well as US Trademark Application 86/259,542 therefor and any US Trademark Registration issued thereon, and any additional trademark applications or registrations that Omeros may file or obtain for such trademark or for stylized designs of such trademark or logos approved by Omeros for use with OMS103.

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Schedule 1.49
Territory

A.	For OMS103 Product: the United States

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